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                     July 1, 2021

       Paul Ginocchio
       Chief Financial Officer
       Augmedix, Inc.
       111 Sutter Street, Suite 1300
       San Francisco, CA 94104

                                                        Re: Augmedix, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 31,
2021
                                                            File No. 0-56036

       Dear Mr. Ginocchio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services